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Exhibit 10.22

Agreement

        This Agreement, (the "Agreement") is entered into by and between Edwards Lifesciences Corporation (together with its subsidiaries and affiliates, "Edwards") and J. Randall Nelson ("Nelson"), Corporate Vice President, North America, of Edwards.

        WHEREAS, Nelson has acquired knowledge of, and experience in, Edwards' business during his employment with Edwards; and

        WHEREAS, Nelson and Edwards have mutually agreed to continue their employment relationship until December 31, 2003, at which time Nelson will voluntarily resign from Edwards;

        NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the adequacy and receipt of which the parties expressly acknowledge, Nelson and Edwards agree as follows:

        1.    Employment Period.    Nelson's status as an officer of Edwards and his current duties with Edwards will terminate on December 1, 2003. Edwards will continue to employ Nelson at his current annual salary until December 31, 2003, on which date Nelson will voluntarily resign from employment with Edwards. Until December 31, 2003, Nelson will make himself available to Edwards as a consultant at reasonable times and as reasonably requested.

        2.    Transition Payment.    Edwards will pay Nelson a sum equal to $140,000.00. This amount will be paid in 13 installments, less appropriate deductions, at regular bi-weekly payroll intervals beginning with the first regular payroll cycle following December 31, 2003.

        3.    Employee Benefits.    Edwards will maintain all of Nelson's current Edwards employee benefits (other than those benefits available exclusively to officers, but including a car allowance) until December 31, 2003, when such benefits will cease in accordance with the terms of the respective Edwards benefit plans.

        4.    Vacation Accrual.    As of December 31, 2003, Nelson will receive a lump sum payment for all accrued and unused vacation, but not as consideration for or as an inducement to sign this Agreement.

        5.    COBRA Coverage.    After December 31, 2003, Nelson may continue his medical coverage on the same terms and conditions as any other employee entitled to elect COBRA continuation coverage under the Edwards Medical Plan. If Nelson does elect COBRA continuation coverage, Edwards will reimburse Nelson the costs of monthly COBRA coverage for a period of six months.

        6.    Outplacement Services.    Edwards will provide to Nelson a maximum of 6 months of executive outplacement services through Right Management to assist his transition to new employment.

        7.    Stock Trading Blackouts.    Nelson will be subject to Edwards' regularly scheduled stock trading blackouts until February 6, 2004.

        8.    Waiver and Release.    In exchange for the consideration provided under this Agreement, Nelson waives and releases any and all claims (whether known or unknown) against Edwards which arose out of or relate to Nelson's employment with Edwards and/or his resignation from employment with Edwards. This waiver and release also applies to Nelson's heirs, assigns, executors and administrators and includes, but is not limited to:

  a.
  the right to file or participate as an individual or a member of a class in any claims or lawsuits (whether or not the basis for such claims or lawsuits is now known to Nelson) against

    Edwards and/or its employee benefit plans, including their present and former directors, officers, employees, agents and fiduciaries;

  b.
  any and all claims of unlawful discrimination with regard to age, race, sex, color, religion, national origin and disability under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Americans With Disabilities Act, as amended, the Worker Adjustment and Retraining Notification Act, or any other federal or state laws or statutes; and

  c.
  all claims for wrongful employment termination or breach of contract and any other claim whatsoever, including, but not limited to, claims relating to any form of discrimination or harassment, public policy or tort claims, retaliatory discharge claims, defamation claims, intentional infliction of emotional distress claims, invasion of privacy claims, personal injury claims (this does not impact Workers' Compensation or unemployment insurance claims), claims for back pay, claims for compensatory and/or punitive damages, claims for costs and/or attorney's fees.

        9.    Waiver of Section 1542.    Nelson, his heirs, assigns, executors and administrators also waive any and all rights under the provisions of Section 1542 of the California Civil Code, or any similar statute of the United States or any state or territory of the United States, relating to the subject matter of this Agreement. California Civil Code section 1542 provides as follows:

  A general release does not extend to claims, which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which, if known by him/her, must have materially affected his/her settlement with the debtor.

        10.    Confidential Information.    Nelson acknowledges that during his employment with Edwards, he has had access to confidential and proprietary information. Edwards maintains a proprietary interest in all such confidential data. Accordingly, Nelson will not use or disclose to any entity or person, either directly or indirectly, this confidential information, and will remain bound by the confidentiality provisions of his employment agreement with Edwards. Nelson acknowledges that his confidentiality obligations extend to the terms of this Agreement, with the exception that he may review this Agreement with legal counsel.

        11.    Acknowledgements.    Nelson acknowledges and agrees that:

  a.
  he has been given a full twenty-one (21) days to consider this Agreement before executing it;

  b.
  he has been advised to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement;

  c.
  he has a full seven (7) days following execution of this Agreement to revoke this Agreement and understands that this Agreement shall not become effective or enforceable until the revocation period has expired; and

  d.
  he understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 622, et seq.) that may arise after the date of this Agreement are not waived.

        12.    Notices.    All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served personally on the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail.

        13.    Entire Agreement; Severability; Modifications.    No promises have been made which are not included in this Agreement and this Agreement contains the entire understanding between Edwards and Nelson. If any portion of this Agreement is declared invalid or unenforceable, the remaining portions of this Agreement will continue in force. Any amendments to this Agreement must be in writing and signed by all parties to the Agreement.

        14.    Waiver of Breach.    Any future waiver by either party of a breach by the other of any provision of this Agreement, or any failure by either party to enforce any such provision, shall not operate or be construed as a waiver of any subsequent breach of any such provision or of the right to enforce any such provision with respect to the other party. No act or omission by either party shall constitute a waiver of any of its rights hereunder except for a written waiver signed by Nelson or, in the case of Edwards, by an officer of Edwards.

        15.    Governing Law.    This Agreement shall be governed by the laws of the State of California without regard to its conflicts of laws rules.

EDWARDS LIFESCIENCES CORPORATION	J. RANDALL NELSON
/s/ Robert C. Reindl Robert C. Reindl Corporate Vice President, Human Resources	/s/ J. Randall Nelson J. Randall Nelson Corporate Vice President, North America
12/01/03 Date	12/03/03 Date

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  Exhibit 10.22